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 FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:          October 31, 2001
                                         Estimated average burden
                                         hours per response  . . . . .  0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
                          (PRINT OR TYPE RESPONSES)

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1. Name and Address of Reporting Person

   Blaskiewicz             William                A.
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   (Last)               (First)              (Middle)

   c/o OptiCare Health Systems, Inc.
   87 Grandview Avenue
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                        (Street)

   Waterbury               CT                     06708
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   February 2, 2000

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3. IRS or Social Security Number of Reporting Person (Voluntary)

   --

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4. Issuer Name and Ticker of Trading Symbol

   OptiCare Health Systems, Inc. (OPT)

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   Chief Accounting Officer

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

FORM 3 (CONTINUED)

                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock, $0.001
par value per share              1,787                       D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, See Instruction 5(b)(v).

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date                                                      Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                                                                                        ative           Security:
                                                                                        Security        Direct
                                                                                        (D) or
                                                                                        Indirect
                                                                                        (I)
                                                                                        (Instr. 5)
                             -----------------------------------------------------------------------------------------------------
                                                                           Amount or
                              Date       Expira-            Title            Number
                              Exer-      tion                                of
                              cisable    Date                                Shares
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
 Stock Options
 (Right to Buy)               (1)    8/13/09           Common Stock        10,000         $5.85              D
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 Stock Options
 (Right to Buy)               (2)    1/4/08            Common Stock         5,868         $2.56              D
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(1)      Exercisable in four equal annual installments beginning on August 13, 2000.
(2)      Exercisable in four equal annual installments beginning on January 4, 1999.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one reporting person, See
   Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  William Blaskiewicz                           2/10/01
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** Signature of Reporting Person                    Date



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.


                                                       (Over)
                                                                 SEC 1473 (7/96)